Exhibit 10.14

MARRIOTT BONVOY AFFILIATION AGREEMENT
by and among
MARRIOTT INTERNATIONAL, INC.,
MARRIOTT REWARDS, LLC,
MARRIOTT VACATIONS WORLDWIDE CORPORATION
and
MARRIOTT OWNERSHIP RESORTS, INC.
Dated as of November 10, 2021
839713_3

TABLE OF CONTENTS

Exhibit A – Bonvoy Points Rates
Schedule 1(e) – Exempted MVW Properties
    i

INDEX OF DEFINED TERMS

Defined Term	Location
AAA Rules	Section 27
Actual Redemption Cost	Exhibit A
Adjusted MHR Funding Rate	Exhibit A
Affiliates	License Agreement
Agreement	Preamble
Airline Miles	Recitals
Applicable Law	Section 25
Blocked Person	License Agreement
Bonus Point Funding Rate	Exhibit A
Bonus Points	Exhibit A
Bonvoy Members	Recitals
Bonvoy Points	Recitals
Bonvoy Program	Recitals
Brand Standards	License Agreement
Branded Elements	License Agreement
Change in Control	License Agreement
Combo Award	Section 14(a)
Communication Standards	Section 9(d)
Controlling Interest	License Agreement
Designated Affiliate	Section 35(b)
Dispute	Section 27
Effective Date	Preamble
Elite Referral Program	Section 8(b)
Elite Status	Section 8(a)
Exchange Ratio Rules	Section 4(a)
Exchange Ratios	Section 4(a)
Exchange/Sales Uses	Section 1(b)
Exchanges	Section 1(b)
Expert	License Agreement
Explorer Program	Section 4(b)
Extraordinary Events	License Agreement
GDP Deflator	License Agreement
IMS	Section 2(a)
Incentives	Section 1(b), Section 1(b)
Indemnified Party	Section 31(a)
Indemnifying Party	Section 31(a)
Licensed Business	Recitals
Licensed Destination Club Business	Recitals
Licensed Destination Club Products	License Agreement
Licensed Destination Club Units	License Agreement
Licensed Projects	License Agreement
Licensor Lodging Facilities	License Agreement
Lodging Competitor	License Agreement
    ii

Marriott	Preamble
Marriott Bonvoy Points	Recitals
Marriott Confidential Information	License Agreement
Marriott Guest Services	License Agreement
Marriott License Agreement	Recitals
Marriott Ultimate Redemption Ratio	Exhibit A
Material Program Changes	Section 13(a)
Measuring Period	Exhibit A
Merger Letter Agreement	Recitals
MHR Funding Points	Exhibit A
MHR Funding Rate	Exhibit A
MHR Hotels	License Agreement
MI Breakage Rate	Exhibit A
MI Usage Rate	Exhibit A
MII	Preamble
MORI	Preamble
MVC Affiliation Agreement	Recitals
MVW	Preamble
MVW Associate Bonvoy Members	Section 18(a)
MVW Associates	Section 18 (a)
MVW Base Funding Rate	Exhibit A
MVW Breakage Rate	Exhibit A
MVW Confidential Information	License Agreement
MVW Redemption Premium	Exhibit A
MVW Redemption Rates	Section 5(b)
MVWC	Preamble
Offering Documents	License Agreement
Original Effective Date	Recitals
Owner Assurance	Section 1(b)
Participating Properties	Recitals
Permitted Uses	Section 1(b)
PGI	Recitals
Platform Uses	Section 1(b)
Program Rules	Section 1(a)
Qualifying Stays	Section 1(a)
Recognition Benefits	Section 1(b)
Referrals	Section 1(b)
Remediation Arrangement	License Agreement
Rewards	Preamble
Ritz-Carlton	Recitals
Ritz-Carlton License Agreement	Recitals
Sales Incentives	Section 1(b)
Specially Designated National	License Agreement
Standard Points	Exhibit A
Starwood	Recitals
Starwood License Agreement	Recitals

System	License Agreement
System Uses	Section 1(b)
Tail Period	Section 11(a)
Tax	License Agreement
Transaction Agreements	License Agreement
URR	Exhibit A
Usage Rights	Section 4(a)
Vistana	Recitals
Vistana Affiliation Agrement	Recitals

    iii

MARRIOTT BONVOY AFFILIATION AGREEMENT
This Marriott Bonvoy Affiliation Agreement (this “Agreement”), dated as of November 10, 2021 and effective as of January 1, 2022 (the “Effective Date”), is by and among MARRIOTT INTERNATIONAL, INC. (“MII”), a Delaware corporation, MARRIOTT REWARDS, LLC (“Rewards”, and together with MII, “Marriott”), an Arizona limited liability company, MARRIOTT VACATIONS WORLDWIDE CORPORATION (“MVWC”), a Delaware corporation, and MARRIOTT OWNERSHIP RESORTS, INC. (“MORI”, and together with MVWC, “MVW”), a Delaware corporation. As used in this Agreement, the terms “Rewards”, “MII”, and “Marriott” shall mean Rewards, MII, Marriott, as the case may be, and their respective subsidiaries. As used in this Agreement, the terms “MORI”, “MVWC”, and “MVW” shall mean MORI, MVWC, and MVW, as the case may be, and their respective Designated Affiliates (as defined below).
Recitals
A.    MII, Rewards, MVWC and MORI are parties to the Marriott Rewards Affiliation Agreement dated as of November 17, 2011 (the “Original Effective Date”), as amended by the First Amendment to Marriott Rewards Affiliation Agreement dated as of February 26, 2018, letter agreement (the “Merger Letter Agreement”) dated as of September 1, 2018, and the Second Amendment to Marriott Rewards Affiliation Agreement dated as of November 26, 2019 (as amended, the “MVC Affiliation Agreement”), which grants MVW the ability to participate in the Bonvoy Program on the terms and conditions set forth therein, including the ability to offer Bonvoy Points to MVW customers in connection with the Licensed Destination Club Business.
B.    Starwood Hotels & Resorts Worldwide, LLC (“Starwood”) and Preferred Guest, Inc. (“PGI”), both affiliates of MII, and Vistana Signature Experiences, Inc. (“Vistana”), a subsidiary of MVW, are parties to the Starwood Preferred Guest Affiliation Agreement dated as of May 11, 2016 (as amended, the “Vistana Affiliation Agreement”), which grants Vistana the ability to participate in the Bonvoy Program on the terms and conditions set forth therein, including the ability to offer Bonvoy Points to Vistana customers in connection with the Vistana Licensed Business.
C.    MII and MVW are parties to the License, Services and Development Agreement dated as of November 17, 2011 (as amended, the “Marriott License Agreement”) and a License, Services and Development Agreement dated as of November 17, 2011 for the Ritz-Carlton brand (as amended, the “Ritz-Carlton License Agreement”) pursuant to which, among other things, Marriott and Ritz-Carlton (as defined below) grant certain licenses to MVW to use the “Marriott Vacation Club”, “Grand Residence by Marriott”, “The Ritz-Carlton Destination Club” and “Ritz-Carlton Residences” brands and certain intellectual property.
D.    Starwood and ILG, Inc. and Vistana are parties to a License, Services and Development Agreement dated as of May 11, 2016 (as amended, the “Starwood License Agreement”) pursuant to which, among other things, Starwood grants certain licenses to Vistana to use the “Sheraton Vacation Club,” “Westin Vacation Club”, “St. Regis” and “Luxury Collection” brands and certain intellectual property.

E.    Marriott has developed a sales promotional program known as Marriott Bonvoy (the “Bonvoy Program”), under which participants (“Bonvoy Members”) are awarded “Marriott Bonvoy Points” based on (i) their stays and spending at participating hotels, resorts and vacation ownership resorts affiliated with Marriott, including The Ritz-Carlton Hotel Company, L.L.C. (“Ritz-Carlton”), a Delaware limited liability company (such participating hotels, resorts and vacation ownership resorts, the “Participating Properties”) or (ii) the purchase of Licensed Destination Club Products and exchange of Usage Rights in respect thereof. Pursuant to the MVC Affiliation Agreement and the Vistana Affiliation Agreement, MVW customers may elect to participate in the Bonvoy Program and receive Marriott Bonvoy Points (any or all of such points, “Bonvoy Points”). Bonvoy Points may be redeemed for free stays at Participating Properties, car rentals, airline miles, or other rewards.
F.    MVW owns and conducts the Licensed Destination Club Business (as defined below).
G.    Rewards purchases miles from airlines to award to Bonvoy Members who elect to receive miles in lieu of Bonvoy Points in connection with qualified stays at Participating Properties (“Airline Miles”).
H.    The parties desire to consolidate, amend and restate the MVC Affiliation Agreement and the Vistana Affiliation Agreement and to agree that MVW and its subsidiaries, including MORI and Vistana, will retain the ability to participate in the Bonvoy Program on the terms and conditions set forth herein, including the ability to offer Bonvoy Points to MVW customers in connection with the Licensed Business (as defined herein).
I.    Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in the Marriott License Agreement. For purposes of this Agreement, additional terms are defined in Section 35 hereof.
Agreement
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree to amend, restate and consolidate the MVC Affiliation Agreement and the Vistana Affiliation Agreement as follows:
Section 1.Bonvoy Points Offered by MVW in the Licensed Destination Club Business.
(a)Except as otherwise provided in this Agreement or the Services Manual, MVW will offer, in accordance with all Bonvoy Program rules, policies and terms and conditions, as such may be modified by Marriott from time to time (subject to Section 13(c)) (“Program Rules”), Bonvoy Members the opportunity to earn Bonvoy Points or Airline Miles for eligible cash rentals of units and related eligible spending during such rental stays for products and services offered by the Licensed Destination Club Business at Licensed Destination Club Projects or Licensed Destination Club Units eligible for earning Bonvoy Points under the Bonvoy Program (“Qualifying Stays”).
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(b)Subject to Section 1(c), MVW may offer Bonvoy Points to Bonvoy Members in connection with the Licensed Destination Club Business: (i) as an incentive to customers to close on a purchase of Licensed Destination Club Products, including first day benefits, as set forth in the Services Manual (“Sales Incentives”); (ii) in exchange for Usage Rights (as defined in Section 4(a)) (“Exchanges”); (iii) for referrals of potential purchasers of Licensed Destination Club Products as set forth in the Services Manual (“Referrals”, and collectively with Sales Incentives and Exchanges, the “Exchange/Sales Uses”); (iv) to resolve customer service issues (“Owner Assurance”); (v) as sales presentation, tour, financing and certain other specified incentives in connection with the offer and sale of Licensed Destination Club Products, as set forth in the Services Manual (“Incentives”); (vi) as a recognition benefit provided to Bonvoy Members with Elite Status (as defined in Section 8(a)) as provided in Section 8(c) (“Recognition Benefits”); (vii) in connection with experience purchases made by Bonvoy Members through MVW’s platforms (“Platform Uses”); and (viii) for any purpose for which an MHR Hotels franchisee is permitted to issue Bonvoy Points (“System Uses”) (collectively with Exchange/Sales Uses, Owner Assurance, Incentives, Recognition Benefits, Qualifying Stays, Platform Uses, and System Uses, the “Permitted Uses”). MVW may not offer Bonvoy Points for any purpose other than a Permitted Use without Marriott’s prior written consent. Marriott will reasonably consider MVW’s requests to offer Bonvoy Points for any purpose other than a Permitted Use.
(c)MVW may not utilize or affiliate with any customer loyalty program offered by any third-party hotel, destination club, lodging operation or other travel customer loyalty program that is primarily focused on the lodging industry other than the Bonvoy Program in connection with the Licensed Destination Club Business, except for any loyalty program provided by a timeshare exchange company such as Interval International or Resort Condominium International. For clarification, and by way of example only, the parties agree that the customer loyalty programs operated by the online travel agencies Expedia, Orbitz and Travelocity are travel customer loyalty programs that, as of the Effective Date, are primarily focused on the lodging industry. Notwithstanding the foregoing, MVW may not, as part of the Licensed Destination Club Business, utilize or affiliate with any customer loyalty program provided by a third-party timeshare exchange company that (i) is an Affiliate of a Lodging Competitor or (ii) issues “points” or other currency of a loyalty program of a Lodging Competitor.
(d)MVW will permit its customers to elect to receive Airline Miles for Qualifying Stays.
(e)Marriott acknowledges that MVW is not required to offer Bonvoy Points or Airline Miles for Qualifying Stays, or allow Bonvoy Members to pay for stays using Bonvoy Points, at Licensed Projects where transient rental is not offered pursuant to the Reservation System due to applicable legal or contractual restrictions or where the parties have agreed to special conditions. All such Licensed Projects as of the Effective Date are listed on Schedule 1(e). MVW will update Schedule 1(e) as and when necessary to reflect any changes thereto after the Effective Date and will provide prompt written notice to Rewards of any such changes and the reason for such changes.

(f)Except as otherwise expressly provided herein or as set forth in the Services Manual, MVW will comply with all Program Rules.
Section 2.Payment for Bonvoy Points Issued on or After the Effective Date.
(a)Rewards shall issue Bonvoy Points to MVW customers who are Bonvoy Members for Permitted Uses upon notification by MVW by posting such information to the Information Management System (“IMS”) using codes designated by Marriott, or as otherwise required or allowed by Marriott, that (i) such Bonvoy Member has qualified for Bonvoy Points, (ii) the date and method by which such Bonvoy Member qualified for such Bonvoy Points, and (iii) the number of Bonvoy Points to be issued to such Bonvoy Member.
(b)Rewards shall issue Airlines Miles to MVW customers who are Bonvoy Members for Qualifying Stays upon notification by MVW by posting such information to IMS using codes designated by Marriott or as otherwise required or allowed by Marriott, that (i) such Bonvoy Member has qualified for Airlines Miles, (ii) the date and method by which such Bonvoy Member qualified for such Airline Miles, and (iii) the number of Airline Miles to be issued to such Bonvoy Member.
(c)MVW will pay Rewards for Bonvoy Points and Airline Miles issued in connection with Qualifying Stays at the rates set forth on Exhibit A hereto. Marriott will invoice MVW for Bonvoy Points and Airline Miles issued pursuant to Qualifying Stays in a manner consistent with the invoicing process used by Marriott with respect to Bonvoy Points and Airline Miles purchased by MHR Hotels through their participation in the Bonvoy Program. MVW’s payment terms under such invoices shall be consistent with the payment terms received by MHR Hotels in connection with their participation in the Bonvoy Program. The parties acknowledge and agree that this Agreement does not change the invoice process for Bonvoy Points and Airline Miles issued in connection with Qualifying Stays from the invoice process in effect prior to the Effective Date, provided, however, the parties acknowledge and agree that the invoice process may change following the Effective Date.
(d)MVW will pay Rewards for Bonvoy Points issued on or after the Effective Date to MVW customers for Permitted Uses (other than Qualifying Stays) when such Bonvoy Points are issued in accordance with Section 2(e). MVW will pay the rates set forth on Exhibit A hereto for Bonvoy Points issued on or after the Effective Date. A sample calculation is set forth in the Services Manual.
(e)Following the Effective Date, Marriott will invoice MVW each month for Bonvoy Points issued during the prior month to MVW customers for Permitted Uses (other than Qualifying Stays) and payment will be due within 30 days of the invoice date.
(f)If the percentage of Bonvoy Points issued to MVW customers in connection with Permitted Uses during any fiscal year as a percentage of all Bonvoy Points issued for the entire Bonvoy Program during such fiscal year increases to greater than 25% and there is a material cost increase to Rewards for the Bonvoy Program solely as a result of such increase, the parties hereto agree to negotiate in good faith an adjustment to the rates paid by MVW for Bonvoy Points to offset such increased costs.

(g)For purposes of this Agreement, unless otherwise specified or the context otherwise requires, each reference in this Agreement to “fiscal year”, “fiscal quarter” or “period” shall mean Marriott’s fiscal year, fiscal quarter or accounting period, respectively.
Section 3.[Reserved]
Section 4.Restrictions.
(a)In connection with the execution of this Agreement, the parties have confirmed in writing the ratios or allocations in effect as of the Effective Date used to determine the number of Bonvoy Points a Bonvoy Member will receive upon exchange of such Bonvoy Member’s usage rights in respect of Licensed Destination Club Products (collectively, “Usage Rights”) for Bonvoy Points (such ratios or allocations, the “Exchange Ratios”). The methodology for determining such Exchange Ratios, and limitations on the exchange of Usage Rights for Bonvoy Points, are set forth in the Services Manual (such methodology and restrictions, the “Exchange Ratio Rules”). MVW’s right to alter a Bonvoy Member’s ability to exchange such Bonvoy Member’s Usage Rights for Bonvoy Points shall be determined in accordance with the Exchange Ratio Rules. MVW shall certify annually in writing to Marriott that MVW is in compliance with the Exchange Ratio Rules, and provide the then-current Exchange Ratios to Marriott. MVW shall deliver such certification to Marriott within thirty days of the calendar year end for each year.
(b)MVW may not, without Marriott’s prior written consent, implement a “hotel exchange” program under which owners of Licensed Destination Club Products exchange Usage Rights for stays at Participating Properties and MVW pays for such stays using Bonvoy Points; provided, however, that MVW may operate a program (“Explorer Program”), such as the existing “Hotel Explorer” and “Club Connections” programs, under which owners of Licensed Destination Club Products exchange Usage Rights for stays at a Participating Property and MVW pays such Participating Property for such stay in cash under a separate agreement between MVW and such Participating Property.
(c)In its marketing and public communications, MVW will not (i) position the ability to exchange Usage Rights for Bonvoy Points as the primary benefit of purchasing Licensed Destination Club Products or (ii) give any greater prominence to the ability to exchange Usage Rights for Bonvoy Points than is given to other use or exchange options for Usage Rights, in each case consistent with past practice. MVW’s Offering Documents shall include the ability to exchange Usage Rights for Bonvoy Points or pursuant to a hotel exchange program permitted under Section 4(b) only as an ancillary benefit of purchasing Usage Rights. MVW may, as part of a sales presentation and in marketing collateral, describe the ability to exchange Usage Rights for Bonvoy Points, or pursuant to any hotel exchange program permitted under Section 4(b), as a benefit of purchasing Usage Rights in accordance with MVW’s sales and marketing practices in use as of the Effective Date.
(d)MVW will not have any right to modify any terms of the Bonvoy Points issued to MVW customers, including imposing an expiration date on any Bonvoy Points; except that, in accordance with the Program Rules and the procedures set forth in the Services Manual, MVW may request that Rewards suspend, or use other available remedies related to, a MVW customer’s membership in the Bonvoy Program as a result of such customer’s failure to pay amounts related to Licensed Destination Club Products as set forth in the Services Manual. Rewards shall not unreasonably withhold its consent to such requests. All Bonvoy Points issued shall be subject to Program Rules.
Section 5.MVW Inventory Use.
(a)MVW will make Licensed Destination Club Units available for Bonvoy Points redemption stays as described in the Services Manual, subject to the limitations described in Section 1(e) and as otherwise set forth in the Services Manual. The parties acknowledge that MVW shall have no obligation to make Licensed Destination Club Units at the Licensed Projects listed on Schedule 1(e) available for Bonvoy Points redemption stays.
(b)Rewards will pay MVW for the use of Licensed Destination Club Units by Bonvoy Members who pay for such usage with Bonvoy Points in a manner consistent with the payment process used by Rewards with the MHR Hotels in connection with redemption stays. The Services Manual sets forth the rates for such usage in effect as of the Effective Date for a standard room and multi-bedroom units (such rates, the “MVW Redemption Rates”). The MVW Redemption Rates are intended to approximate the average rate paid by wholesalers who purchase a similar volume and type of accommodations, and will be adjusted by Marriott, in the first fiscal quarter of every fiscal year to reflect the rates paid by wholesalers in the prior fiscal year. The Services Manual sets forth the current process for the determination of the rates paid by wholesalers. In the event of a Dispute (as defined in Section 27) among the parties over the MVW Redemption Rates, the parties will resolve such Dispute in accordance with the process set forth in the Services Manual.
(c)Marriott shall determine the number of Bonvoy Points that a Bonvoy Member must redeem to pay for stays at Licensed Destination Club Units on a fair and nondiscriminatory basis and generally on a basis consistent with similarly situated and equipped resort and hotel properties or, if there are no similarly situated and equipped resort and hotel properties, the number of Bonvoy Points shall be determined by Marriott on a similar redemption cost per point basis as other Participating Properties in the Bonvoy Program. In the event of a Dispute among the parties over the number of Bonvoy Points required for stays at Licensed Destination Club Units, the parties will resolve such Dispute in accordance with the process set forth in the Services Manual.
Section 6.[Reserved]
Section 7.Redemption of Bonvoy Points by Bonvoy Members.
(a)The redemption of Bonvoy Points by MVW customers shall be subject to the Program Rules.
(b)Bonvoy Points issued for Permitted Uses by Rewards to MVW customers may be redeemed by such MVW customers for all uses allowed by the Bonvoy Program as of the applicable redemption date, including any special awards that may exist exclusively for MVW customers. Marriott will consider in good faith MVW’s reasonable requests to include redemption options for Bonvoy Points to be made available to Licensed Destination Club

Business customers, including options that might have specific relevance to the Licensed Destination Club Business, such as redemption of Bonvoy Points toward satisfying Licensed Destination Club Product maintenance fees at an appropriate redemption rate consistent with other programs and offers as reasonably determined by Marriott in consultation with MVW. MVW customers who are Bonvoy Members may also convert their Bonvoy Points into Airline Miles subject to the Program Rules.
(c)Marriott customer service associates shall assist MVW customers regarding questions, issues and problems related to travel partners associated with the Bonvoy Program. MVW shall be allocated, and pay, costs related to such customer service in accordance with allocation methods in place as of the Effective Date as the same may be reasonably revised by Marriott from time to time.
(d)The parties acknowledge that Bonvoy Points awarded to “Owners” under the Starwood License Agreement (“Vistana Owners”) expire on the sixth (6th) anniversary of the date such Bonvoy Points are deposited in a Bonvoy Member’s account, regardless of such Bonvoy Member’s activity in the Bonvoy Program. Marriott agrees that, in the event such a Vistana Owner’s Bonvoy Points expire prior to such sixth anniversary due to inactivity, MVW shall be permitted to reinstate such expired Bonvoy Points to the Bonvoy Member’s account upon request to Marriott at a cost equal to 50% of the point cost applicable to Exchanges. At MVW’s request, the Program Rules will be amended to terminate this extended effective period on a going forward basis; provided, however, that MVW may continue to reinstate expired Bonvoy Points for Vistana Owners existing as of the termination of the extended effective period.
(e)Bonvoy Points issued to MVW Owners are transferable to other Bonvoy Members as permitted under the Program Rules. In addition, an MVW Owner may transfer Bonvoy Points to another MVW Owner who is listed on the deed of the same Licensed Destination Club Product or a Licensed Unbranded Destination Club Product regardless of whether the MVW Owners reside at the same address.
(f)MVW may allow Bonvoy Members to redeem Bonvoy Points as payment for certain additional redemption uses as further described in the Services Manual.
Section 8.Elite Status Program.
(a)Bonvoy Members will be offered the opportunity to receive credits towards “Elite” status in the Bonvoy Program (“Elite Status”) in connection with (i) Qualifying Stays, (ii) the exercise of Usage Rights for stays at Licensed Destination Club Units, and (iii) the exercise of Usage Rights for stays at Participating Properties pursuant to the “Club Connections” Program, as more specifically described in the Services Manual.
(b)Subject to the following sentence, MVW may recognize and upgrade MVW customers, relationships, business influencers, management and directors with Elite Status by utilizing the Elite Status referral, approval and fulfillment processes described in the Services Manual and paying the associated fees as determined by Rewards from time to time (the “Elite Referral Program”). As of the date that MVW upgrades a MVW customer to Elite Status through the Elite Referral Program, the number of MVW customers that MVW has upgraded to Elite Status through the Elite Referral Program during the then current fiscal year may not exceed the percentage listed in the Services Manual of the number of MVW customers that own Usage Rights as of such date. Any amounts charged to MVW in connection with the Elite Referral Program will be consistent with those charged to other participants in the Elite Referral Program. Marriott shall have the right to change any terms or conditions relating to the Elite Referral Program, including, without limitation, the pricing, benefits or the referral and fulfillment processes associated with the Elite Referral Program, at any time, in its sole discretion, subject only to any express obligation or limitation set forth in this Agreement, provided that such changes are applied on a general program basis to the participants in the Elite Referral Program.
(c)Subject to the following sentence, MVW will provide Bonvoy Members who have Elite Status with the recognition benefits listed in the Services Manual in connection with such Bonvoy Members’ (i) Qualifying Stays, (ii) exercise of Usage Rights for stays at Licensed Destination Club Units, and (iii) redemption stays. Marriott may request that MVW change the recognition benefits listed in the Services Manual to be provided by MVW to Bonvoy Members who have Elite Status if MHR Hotels change the corresponding recognition benefits they will provide to Bonvoy Members with Elite Status, and MVW shall not unreasonably withhold its agreement to make such change. Subject to the restrictions listed in the Services Manual, MVW shall honor the Elite Status recognition benefits guarantee as set forth in the Program Rules and shall either pay directly, or reimburse Marriott for, amounts payable to Bonvoy Members with Elite Status because such Bonvoy Members did not receive the guaranteed recognition benefits to be provided to them by MVW.
(d)MVW shall have the right to purchase silver, gold, platinum and titanium Elite Status for certain existing and future eligible “MVW Owners”, and Marriott and MVW have agreed on pricing terms for such upgrades at a cost reflecting the actual cost to the Bonvoy Program of the historical usage patterns of such status by MVW Owners plus incremental program administrative costs and Bonvoy Points benefits associated with such Elite Status as set forth in the Elite Status Pricing Terms schedule to the Services Manual. As used herein, “MVW Owners” shall mean persons who are “Members” under the Marriott License Agreement or “Owners” under the Starwood License Agreement, but shall exclude Members who have such status solely because they are an owner of a Residential Unit (as that term is defined in the Marriott License Agreement). The parties acknowledge and agree that all references to “MVW Owners” in the Services Manual shall have the same meaning as set forth in this Agreement. Additionally, for purposes of this Section, “Elite Status” means the availability of certain benefits for Bonvoy Members in accordance with their classification into “Silver Elite”, “Gold Elite”, “Platinum Elite” or “Titanium Elite” tiers (in each case as such term is used in marketing materials available to Bonvoy Members).

Section 9.Marketing.
(a)Marriott will include MVW and the Licensed Destination Club Products on a reasonable basis consistent with past practice, taking into account the purpose of the communications described below and the nature of the Licensed Destination Club Products in:
(i)communications sent by Rewards to Bonvoy Members and other Marriott customers through (A) communication channels then in use which may include, for example, (w) electronic and print newsletter distribution, (x) promotional channels such as “Hotel Specials” emails, “E-Breaks” emails, “METT” emails, PointSaver, and internet promotional offerings, (y) Rewards websites and (z) Marriott Bonvoy channel available via the guest room entertainment solution and other distribution methods, and (B) enhanced or new channels or methods of communication to Bonvoy Members and other Marriott customers which become available, including digital media channels such as social media and mobile media; and
(ii)segmented communications sent by Rewards tailored to select audiences of Bonvoy Members and Marriott customers included within the Rewards database, including non-English language communications, regional communications and communications with Bonvoy Members who have Elite Status.
(b)MVW may request that Marriott utilize customer targeting tools developed by Marriott, such as those listed in the Services Manual, in connection with MVW communications. Marriott shall consider such requests in good faith.
(c)Marriott will include MVW and the Licensed Destination Club Products in Rewards’ other marketing and promotional materials, in addition to those otherwise listed in Section 9(a), on a reasonable basis consistent with past practice, taking into account the purpose of such marketing and promotional materials and the nature of the Licensed Destination Club Products.
(d)Public communications made by MVW (including general communications with MVW customers and Bonvoy Members) relating to the Bonvoy Program or to any changes in the Bonvoy Program or in MVW’s use or participation in the Bonvoy Program shall be accurate, fairly represent the Bonvoy Program and comply with the Brand Standards (collectively “Communication Standards”). Marriott may review such public communications upon reasonable notice to MVW (on a periodic audit basis) for the purpose of ensuring that such public communications comply with the Communication Standards. If such public communications do not comply with the Communication Standards, Marriott will provide notice thereof to MVW, which notice shall identify the deficiencies in the public communication. MVW shall promptly make changes to any deficient public communication and provide the revised public communication to Marriott for Marriott’s review and approval of the changes. MVW shall not use the revised public communication (or permit the revised public communication to be used) until such changes have been approved by Marriott. MVW shall have the right to seek Marriott’s review and approval of any public communications, on a confidential basis, in advance, and may repeat specific material included in public communications that Marriott has previously approved in reliance upon Marriott’s prior approval unless Marriott revokes its previous approval. With respect to public communications for which MVW has not received Marriott’s prior written approval (or that do not repeat specific material included in public communications previously approved by Marriott which have not been revoked), Marriott shall have the right to object to any such public communication in the event Marriott believes that such public communication is inconsistent with the Communication Standards. In the event MVW and Marriott are not able to come to agreement on the issue, then either party may refer the matter to an Expert for resolution, or if MVW initiates a public communication without first seeking confirmation that such public communication is consistent with the Communication Standards and Marriott determines that such public communication is not consistent with the Communication Standards, then Marriott may refer the matter to an Expert for resolution. In either case, if the Expert finds in favor of Marriott, then Marriott’s prior written consent shall be required for each new public communication that is implemented on a system-wide or region-wide (e.g., throughout the United States, Europe, the Middle East, Latin America, Asia Pacific or a substantial portion thereof) basis for the twenty-four (24) month period following any such determination. MVW will provide Marriott with advance written notice of not less than 5 business days prior to any public communication made by MVW concerning any significant change related to the Bonvoy Program; such notice shall identify the significant change in the communication.
(e)[Reserved]
(f)The parties shall cooperate reasonably regarding the content of any communications provided for in Section 9(a) and Section 9(c). The parties acknowledge that such communications are generally intended to include general brand related information (e.g., new product features, property openings, Bonvoy and Elite benefits at Licensed Projects), generate general awareness, and communicate promotional offers and related information (e.g., rental, tour, lead generation, opt-in or direct sale offers) intended to generate revenues for the Licensed Business. To the extent any communication includes an offer related to the Licensed Business, MVW shall provide the terms and conditions of such offer to Marriott together with any statements or disclosures that may be required by Applicable Law in connection therewith.
Section 10.Joint & Several Liability. The obligations of MVWC and MORI under this Agreement shall be joint and several. MII shall be jointly and severally liable for the obligations of Rewards under this Agreement.
Section 11.Default & Term.
(a)This Agreement will be effective as of 12:01 a.m. on the Effective Date and will remain in effect until the earlier of (i) the termination of this Agreement pursuant to Section 11(b) or (ii) the termination or expiration of the Marriott License Agreement. However, if the Marriott License Agreement expires in accordance with its terms, this Agreement will continue until the expiration of the “tail period” under Section 4.2(b) of the Marriott License Agreement (the “Tail Period”) subject to the limitations described below in Section 12. For the avoidance of doubt, during the Tail Period, the restrictions on MVW’s use of Bonvoy Points set forth in Section 1 shall continue to apply and any Project that ceases to be a Licensed Project shall not be considered part of the Licensed Destination Club Business for purposes of this Agreement.

(b)The breaches listed in (i) through (viii) below are deemed to be material breaches for which MVW may be placed in default under this Agreement if (x) Marriott gives MVW notice of the breach that provides the applicable cure period for the applicable breach (or such greater number of days given by Marriott in its sole discretion or required by Applicable Law) and (y) MVW fails to cure the breach in the time and manner specified in the notice of breach or as specifically provided in this Section 11(b). If MVW fails to cure the breach and is placed in default, then Marriott may exercise the applicable remedy for the specific default as set forth below:
(i) If MVW or its Affiliates fails to pay any amounts due under this Agreement to Rewards or any of its Affiliates when the same become due and payable, then Marriott may issue a notice of breach to MVW with respect to such failure. MVW shall have ten (10) business days following notice of breach to cure the failure to pay. If MVW in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then MVW shall pay to Rewards the undisputed amount, if any, and MVW shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be submitted to an arbitration panel for resolution pursuant to Section 27. Notwithstanding anything to the contrary in Section 27, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to Rewards or its Affiliates, then MVW shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitration panel determines that none of the disputed amount is owed to Rewards or its Affiliates, then MVW shall not be required to pay the disputed amount and the escrowed funds shall be released to MVW. If MVW fails to cure the payment breach, Marriott may issue a notice of default to MVW and exercise any of the remedies under Section 11(c), and if the aggregate amount outstanding that MVW has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Original Effective Date by the GDP Deflator), Marriott may terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW;
(ii)If MVW or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Original Effective Date by the GDP Deflator) due to Rewards or any of its Affiliates when the same becomes due and payable, in each case, after having been issued a notice of breach by Marriott and having failed to cure the failure to pay within ten (10) business days following such notice, three (3) or more times within any thirty-six (36) month period, Marriott may issue a notice of default and terminate this Agreement immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c);
(iii)If MVW or its Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Original Effective Date by the GDP Deflator) under the Marriott License Agreement, the Ritz-Carlton License Agreement, the Starwood License Agreement, the Tax Sharing and Indemnification Agreement, the Employee Benefits Allocation Agreement or all such agreements taken together, then Marriott may issue a notice of breach to MVW with respect to such failure. MVW shall have ten (10) business days following notice of breach to cure the failure to pay. If MVW in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then MVW shall pay to Marriott the undisputed amount, if any, and MVW shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be submitted to an arbitration panel for resolution pursuant to Section 27. Notwithstanding anything to the contrary in Section 27, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to Marriott or its Affiliates, then MVW shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitration panel determines that none of the disputed amount is owed to Marriott or its Affiliates, then MVW shall not be required to pay the disputed amount and the escrowed funds shall be released to MVW. If MVW fails to cure the payment breach, then Marriott may issue a notice of default to MVW and terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c);
(iv)If MVW or any principal, director, officer, shareholder, or agent of MVW, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Marriott Confidential Information in violation of this Agreement then:
(i)Marriott may issue a notice of breach to MVW. In connection with such breach, Marriott may, depending on various factors, including, the severity of the breach, whether the breach was intentional or unintentional, and the damages or potential damages resulting from such breach, exercise any of the remedies provided for in Section 11(c).
(ii)If an arbitration panel under Section 27 determines that (i) a material breach has occurred, (ii) (x) MVW has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from MVW’s gross negligence, and (iii) such breach has resulted or may result in the goodwill associated with the Bonvoy Program being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then upon the rendering of the arbitration panel’s determination Marriott may issue a notice of default to MVW and terminate this Agreement and all rights granted to MVW hereunder and/or exercise any of the other remedies under Section 11(c);
(v)If MVW or any of its Affiliates is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct:

(i)is likely to have or has had a material adverse effect on the Bonvoy Program, the goodwill associated with the Bonvoy Program or Marriott’s interests therein, then Marriott may issue a notice of default and exercise any of the other remedies under Section 11(c); and
(ii)has or may result in the goodwill associated with the Bonvoy Program being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then Marriott may issue a notice of breach. Upon such notice of breach, the parties will agree to a Remediation Arrangement under which MVW will undertake to remedy the breach to Marriott’s satisfaction. If MVW fails to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or fails to cure the breach pursuant to the Remediation Arrangement, Marriott may issue a notice of default and terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c).
(vi)If MVW assigns this Agreement, any of its rights hereunder or delegates any of its duties under this Agreement in violation of this Agreement, Marriott may issue a notice of default. If MVW fails to notify Marriott within fourteen (14) days following the notice of breach that MVW intends to unwind such assignment or fails to actually unwind such assignment in a manner satisfactory to Marriott within ninety (90) days following the notice of breach, then Marriott may issue a notice of default and terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c); provided, however, that nothing herein shall restrict or limit Marriott’s ability to seek injunctive relief to stop such assignment at any time;
(vii)If MVW dissolves or liquidates except in connection with an assignment permitted by Section 17 of this Agreement, Marriott may issue a notice of default and terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c); or
(viii)To the extent permitted by Applicable Law, if MVW becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition or an involuntary petition is filed and is not dismissed within sixty (60) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Marriott, Marriott’s Affiliates or the Bonvoy Program, Marriott may issue a notice of default and terminate this Agreement and all rights granted to MVW hereunder immediately upon notice to MVW and/or exercise any of the other remedies under Section 11(c).
(c)Upon any default under Section 11(b)(i) through (viii), Marriott shall have the right to pursue any one or more of the following remedies in addition to the remedies provided for in Sections 11(b)(i) through (viii):

(i)To institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. MVW acknowledges and agrees that, in the event that Marriott terminates this Agreement pursuant to a termination right expressly identified in Section 11(b), Marriott will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement. MVW agrees that Marriott has devoted substantial resources to developing and building the Bonvoy Program and that the Bonvoy Program, including the significant reputation and goodwill associated therewith, have been developed by Marriott over a period of years prior to the Effective Date. MVW further acknowledges and agrees that, in the event Marriott terminates this Agreement as a result of a material event of default hereunder by MVW, it would be commercially impossible for Marriott to take measures to recreate the Licensed Business or develop an equivalent business, and, therefore it would be unreasonable to expect or require Marriott to mitigate its damages resulting from such default and termination;
(ii)To suspend MVW’s rights to offer Bonvoy Points for any type of Permitted Use, upgrade MVW customers with Elite Status or be included in Rewards’ communications, marketing or promotional materials until the breach is cured; and
(iii)To suspend MVW’s right to access and use information included in the Bonvoy Program for sales and marketing efforts until the breach is cured.
(d)The breaches listed in (i) through (viii) below are deemed to be material breaches for which Marriott may be placed in default under this Agreement if (x) MVW gives Marriott notice of the breach that provides the applicable cure period for the applicable breach (or such greater number of days given by MVW in its sole discretion or required by Applicable Law) and (y) Marriott fails to cure the breach in the time and manner specified in the notice of breach or as specifically provided in this Section. If Marriott fails to cure the breach and is placed in default, then MVW may exercise the applicable remedy for the specific default as set forth below:
(i)If Marriott or its Affiliates fail to pay any amounts due under this Agreement to MVW or any of its Affiliates when the same becomes due and payable, then MVW may issue a notice of breach to Marriott with respect to such failure. Marriott shall have ten (10) business days following notice of breach to cure the failure to pay. If Marriott in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Marriott shall pay to MVW the undisputed amount, if any, and Marriott shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be submitted to an arbitration panel for resolution pursuant to Section 27. Notwithstanding anything to the contrary in Section 27, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to MVW or its Affiliates, then Marriott shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitration panel determines that none of the disputed amount is owed to MVW or its Affiliates, then Marriott shall not be required to pay the disputed amount and the escrowed funds shall be released to Marriott.

If Marriott fails to cure the payment breach, MVW may issue a notice of default to Marriott and exercise any of the remedies under Section 11(e), and if the aggregate amount outstanding that Rewards has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Original Effective Date by the GDP Deflator), MVW may terminate this Agreement immediately upon notice to Marriott;
(ii)If Marriott or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Original Effective Date by the GDP Deflator) due to MVW or any of its Affiliates when the same becomes due and payable, in each case, after having been issued a notice of breach by MVW and having failed to cure the failure to pay within ten (10) business days following such notice, three (3) or more times within any thirty-six (36) month period, MVW may issue a notice of default and terminate this Agreement immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(e);
(iii)If Marriott or its Affiliates fails to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Original Effective Date by the GDP Deflator) under the Marriott License Agreement, the Ritz-Carlton License Agreement, the Starwood License Agreement, the Tax Sharing and Indemnification Agreement, the Employee Benefits Allocation Agreement or all such agreements taken together, then MVW may issue a notice of breach to Marriott with respect to such failure. Marriott shall have ten (10) business days following notice of breach to cure the failure to pay. If Marriott in good faith disputes the amount due and payable and the parties are unable to resolve the discrepancy, then Marriott shall pay to MVW the undisputed amount, if any, and Marriott shall pay the disputed amount into an escrow account. The disagreement regarding the disputed amount shall be submitted to an arbitration panel for resolution pursuant to Section 27. Notwithstanding anything to the contrary in Section 27, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to MVW or its Affiliates, then Marriott shall pay such amount and may use the amount in the escrow to pay such amount. If the arbitration panel determines that none of the disputed amount is owed to MVW or its Affiliates, then Marriott shall not be required to pay the disputed amount and the escrowed funds shall be released to Marriott. If Marriott fails to cure the payment breach, then MVW may issue a notice of default to Marriott and terminate this Agreement immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(e);
(iv)If Marriott or any principal, director, officer, shareholder, or agent of Marriott, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any MVW Confidential Information in violation of this Agreement then:
(i)MVW may issue a notice of breach to Marriott. In connection with such breach, MVW may, depending on various factors, including, the severity of the breach, whether the breach was intentional or unintentional, and the damages or potential damages resulting from such breach, exercise any of the remedies provided for in Section 11(e).
(ii)If an arbitration panel under Section 27 determines that (i) a material breach has occurred, (ii) (x) Marriott has failed to exercise commercially reasonable efforts to prevent such breach or (y) or such breach was intentional or resulted from Marriott’s gross negligence, and (z) such breach has resulted or may result in the goodwill associated with MVW’s use of the Bonvoy Program in connection with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then upon the rendering of the arbitration panel’s determination MVW may issue a notice of default to Marriott and terminate this Agreement and/or exercise any of the other remedies under Section 11(e);
(v)If Marriott assigns this Agreement, any of its rights hereunder or delegates any of its duties under this Agreement in violation of this Agreement, MVW may issue a notice of default. If Marriott fails to notify MVW within fourteen (14) days following the notice of breach that Marriott intends to unwind such assignment or fails to actually unwind such assignment in a manner satisfactory to MVW within ninety (90) days following the notice of breach, then MVW may issue a notice of default and terminate this Agreement and all rights granted to Marriott hereunder immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(c); provided, however, that nothing herein shall restrict or limit MVW’s ability to seek injunctive relief to stop such assignment at any time;
(vi)If Marriott dissolves or liquidates, except in connection with an assignment permitted by Section 17 of this Agreement, MVW may issue a notice of default and terminate this Agreement immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(e);
(vii)To the extent permitted by Applicable Law, if Marriott becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition or an involuntary petition is filed and is not dismissed within sixty (60) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Bonvoy Program or MVW or MVW’s Affiliates, MVW may issue a notice of default and terminate this Agreement immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(e); or
(viii)If Marriott or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction is the actual and sole cause of MVW being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business:

(i)at any individual Project(s), then MVW may issue a notice of breach and exercise any of the remedies under Section 11(e);
(ii)at all or substantially all of the Projects and the Licensed Business is so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then MVW may issue a notice of breach. Upon such notice of breach, the parties will agree to a Remediation Arrangement under which Marriott will undertake to remedy the breach to MVW’s satisfaction. If Marriott fails to enter into a Remediation Arrangement within ninety (90) days following the date of the notice of breach or fails to cure the breach pursuant to the Remediation Arrangement, MVW may issue a notice of default and terminate this Agreement immediately upon notice to Marriott and/or exercise any of the other remedies under Section 11(e).
(e)Upon any default under Section 11(d)(i) through (viii), MVW shall have the right to pursue any one or more of the following remedies in addition to the remedies provided for in Sections 11(d)(i) through (viii):
(i)To institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Marriott acknowledges and agrees that, in the event that MVW terminates this Agreement pursuant to a termination right expressly identified in Section 11(d), MVW will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement; or
(ii)To suspend provision of the services that MVW is required to provide to Marriott under this Agreement until the breach is cured.
(f)If MVW or Marriott materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, the Electronic Systems License Agreement, or the Design Review Addendum, except for where specific remedies are identified for breaches and defaults described in Section 11(b) through (e), the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure unless it is determined by an arbitration panel under Section 27 that (i) the non-defaulting party has been or will be damaged in an amount in excess of fifty million dollars ($50,000,000) (as adjusted annually after the Original Effective Date by the GDP Deflator) or (ii) the goodwill associated with the Bonvoy Program (if Marriott is the non-defaulting party) or the Licensed Business (if MVW is the non-defaulting party) has been or will be so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, then the non-defaulting party shall have the right to terminate this Agreement upon the rendering of the arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 11(f), the non-defaulting party will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of this Agreement.
(g)If either MVW’s or Marriott’s failure to conform to, keep, perform, fulfill, or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in material part by one or more Extraordinary Events, such failure shall not constitute a failure or a default under this Agreement, and such failure shall be excused for as long as the failure is caused in whole or in part by such Extraordinary Event(s) and so long as cure is diligently pursued.
(h)If either MVW’s or Marriott’s failure to conform to, keep, perform, fulfill, or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement or that has a material adverse effect on the Bonvoy Program as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in material part by one or more Extraordinary Events, such failure shall not constitute a failure or a default under this Agreement, and such failure shall be excused for as long as the failure is caused in whole or in part by such Extraordinary Event(s) and so long as cure is diligently pursued.
Section 12.Effect of Termination.
(a)The termination or expiration of the Agreement will have no effect on any Bonvoy Points earned by, or issued by Rewards to, MVW customers for Permitted Uses prior to such termination, which Bonvoy Points will continue to be usable by Bonvoy Members in a manner consistent with the Program Rules.
(b)Any unpaid amounts payable by MVW to Rewards as of the date of termination under Section 2 above will be automatically due and payable in full upon termination of this Agreement.
Section 13.Changes to the Bonvoy Program.
(a)Marriott and MVW agree to meet annually at a mutually agreed upon time and place to discuss anticipated material changes to the Bonvoy Program (“Material Program Changes”). Marriott will use good faith efforts to meet with MVW on a quarterly basis to discuss any Material Program Changes.
(b)Marriott will reasonably consider changes to the Bonvoy Program suggested by MVW which address issues specifically relevant to the Licensed Destination Club Business (including any systems enhancements needed to implement such changes) within a reasonable time after receiving a formal proposal from MVW containing, as applicable: (i) the business rationale for such change, (ii) the expected impact on MVW of such change and, to the extent known, the expected impact on the Bonvoy Program, and (iii) a proposed implementation plan and estimate of any known implementation costs. Within 30 days of receipt of a formal proposal from MVW regarding a suggested change to the Bonvoy Program, Marriott shall (i)

acknowledge receipt of such formal proposal from MVW and (ii) provide a preliminary estimate of the timeframe for a response to such formal proposal. MVW shall provide such additional information about a proposed change to the Bonvoy Program as Marriott reasonably requests. Marriott may condition its consent to changes to the Bonvoy Program suggested by MVW on factors such as, for example: MVW’s assumption of the costs related to such implementation, including, without limitation, incremental internal or out-of-pocket design costs and operating costs (and the allocation thereof on a fair and reasonable basis to other Bonvoy Program participants who benefit from the change); the difficulties of designing or administering such changes; the impact of such changes on the Bonvoy Program generally; third party consent requirements; the prioritization of other Bonvoy Program projects; and considerations relating to owners and franchisees associated with Licensor Lodging Facilities.
(c)Marriott shall have the right to make changes to the Bonvoy Program at any time, in its sole discretion, subject only to any express obligation or limitation set forth in this Agreement. Notwithstanding the foregoing, Marriott agrees that in no event shall Marriott, without MVW’s prior consent, (i) impose new Program Rules that are, or amend or modify any Program Rules, that as amended or modified would be, in conflict with Applicable Law, (ii) impose new Program Rules or amend or modify any Program Rules or exceptions thereto that, in each case, exclusively relate to the Licensed Destination Club Business, including without limitation the Program Rules set forth in the Services Manual, or (iii) impose new Program Rules or amend or modify any Program Rules that have a disproportionate adverse impact on an individual Bonvoy Member who owns a Licensed Destination Club Product as compared to a similarly situated Bonvoy Member who does not own a Licensed Destination Club Product. The Program Rules shall continue to provide that Bonvoy Points issued by MVW in respect of Usage Rights may not be redeemed for stays at Licensed Destination Club Projects. MVW shall, as part of the sales process with respect to the sale of Licensed Destination Club Products, provide written disclosure to each prospective purchaser to the effect that (i) all Bonvoy Points are subject to the Program Rules and (ii) Marriott may modify the Program Rules at any time in its sole discretion. MVW shall be permitted to incorporate such disclosure with other disclosures MVW makes to prospective purchasers.
(d)If Marriott adopts a new Program Rule that becomes effective after the Effective Date, or amends or modifies any Program Rule after the Effective Date, that MVW reasonably believes is in conflict with MVW’s contractual obligations to persons who own Licensed Destination Club Products, MVW shall notify Marriott in writing as promptly as practicable and the parties agree to enter into good faith negotiations to reach a resolution regarding such conflict and such new or amended Program Rule shall not apply to MVW while such good faith negotiations are occurring. If the parties are not able to resolve such conflict through such good faith negotiations within 30 days after MVW notifies Marriott in writing of such conflict, the parties will resolve such conflict in accordance with the process set forth in the Services Manual, and such new or amended Program Rule shall not apply to MVW while such conflict resolution process is occurring.
(e)MVW acknowledges that Marriott is under no obligation to continue the Bonvoy Program. In the event that the Bonvoy Program is eliminated, Marriott will treat MVW and MVW customers who hold Bonvoy Points in a manner consistent with other Bonvoy Program participants. In the event monetary contributions made by participants in the Bonvoy

Program are refunded to participants, applicable refunds to MVW and MVW customers will be made in a fair and reasonable manner, as determined by Marriott in its reasonable discretion.
(f)In the event the Bonvoy Program is combined with or becomes part of another loyalty program, Marriott will treat MVW and MVW customers in a manner consistent with other Bonvoy Program participants.
Section 14.Cooperation.
(a)Marriott will reasonably cooperate with MVW to develop and offer packages that enable Bonvoy Members to redeem Bonvoy Points for awards that include both hotel stays and Airline Miles (“Combo Awards”) and other specific awards that support MVW’s sales processes and value proposition. Marriott and MVW acknowledge that the “5 Night Combo Award” feature was created specifically to support MVW’s sales process and value proposition. If Marriott terminates the use of any Combo Awards in the Bonvoy Program, Marriott may also terminate the use of similar Combo Awards by MVW customers; however, such termination will only be effective upon six months’ prior notice to MVW, provided, that if the termination of such Combo Awards is due to action by a third party, such six month notice period may be shortened to correspond to the date on which such third party action becomes effective.
(b)[Reserved]
(c)Marriott will use commercially reasonable efforts to enable MVW to participate after the Original Effective Date in Bonvoy Program partner agreements in which MVW is eligible to participate such that MVW will have access to partner marketing channels, incentives, customer database and marketing programs and platforms on a basis generally consistent with the MHR Hotels brand (after taking into account differences in the Licensed Destination Club Business as compared with the business conducted by other Licensor Lodging Facilities), as set forth in the Services Manual.
Section 15.Reporting.
(a)Marriott will report to MVW the information relating to Bonvoy Program usage by MVW customers set forth in the Services Manual and such other information as is otherwise reasonably requested by MVW. The parties acknowledge that the type of information provided by Marriott to MVW may change as Marriott’s reporting systems and capabilities change.
(b)MVW shall receive, upon request, (i) the Statement of Program Activity for Bonvoy, prepared by Marriott’s independent auditors on an annual basis and (ii) Marriott’s report named “Reconciliation Analysis of MHR Brand Funding” (or the successor report), including a schedule showing the calculation to convert the funding rate for MHR Hotels to the MVW charge per 1,000 Bonvoy Points, on an annual basis to verify the accuracy of the calculation of the MVW Base Funding Rate (as defined in Exhibit A). Due to the unique nature of the calculation of the MVW Base Funding Rate (as defined in Exhibit A), Marriott has agreed that MVW may receive the following information regarding the calculation of the MVW Base Funding Rate. In connection with the preparation of the Statement of Program Activity for

Bonvoy for any year, if a new MVW Base Funding Rate became effective as of the beginning of the then-current year, Marriott will direct the independent auditor that is preparing the Statement of Program Activity for Rewards to determine whether such new MVW Base Funding Rate was calculated in accordance with this Agreement. Such auditor will provide a copy of its audit opinion letter regarding the calculation of the MVW Base Funding Rate to MVW and the cost of such audit opinion will not be paid by MVW. If the auditor concludes that such MVW Base Funding Rate was not calculated in accordance with this Agreement and was higher than it should have been, Rewards shall pay (or credit, if applicable) an amount equal to the excess paid by MVW to MVW in connection with the incorrect MVW Base Funding Rate the within 30 days of such determination. If the auditor concludes that such MVW Base Funding Rate was not calculated in accordance with this Agreement and was lower than it should have been, MVW shall pay an amount equal to the shortfall to Rewards within 30 days of such determination.
Section 16.[Reserved].
Section 17.Assignment.
(a)Except as otherwise expressly provided herein or in connection with a permitted transfer of the Marriott License Agreement under Section 17.1 of the Marriott License Agreement, MVW may not assign this Agreement or assign any of its rights hereunder, or delegate any of its duties under this Agreement, or sell, transfer or dispose of all or substantially all of its assets relating to the Licensed Business, or merge or consolidate with any other entity in which MVW is not the surviving entity, or engage in a transaction or series of related transactions that result in a Change in Control without Marriott’s prior written consent which it may grant or withhold in its sole discretion. Any such assignment will be a material default under this Agreement, and Marriott shall be entitled to enjoin or obtain a court order prohibiting such assignment without posting a bond. MVW shall not assign any rights under this Agreement to a Specially Designated National or Blocked Person. If a Specially Designated National or Blocked Person acquires a Controlling Interest in MVW, Marriott shall have the right to terminate this Agreement immediately upon notice to MVW. In the event of a permitted transfer of the Marriott License Agreement under Section 17.1 of the Marriott License Agreement, MVW shall be permitted to assign this Agreement to any such permitted transferee.
(b)[Reserved]
(c)Except as otherwise expressly provided herein, MII may not assign this Agreement or assign any of its rights hereunder, or delegate any of its duties under this Agreement without MVW’s prior written consent which it may grant or withhold in its sole discretion, provided, however, that MII may assign, delegate, sell or transfer this Agreement without prior notice, or consent of, MVW, to an assignee who (a) assumes MII’s obligations to MVW under this Agreement and (b) (i) is an Affiliate of MII that has the legal, financial, and operational ability to perform the obligations of MII under this Agreement or (ii) acquires all or substantially all of MII’s rights in respect of (i) the System, (ii) MHR Hotels, and (iii) the Branded Elements. This Agreement will be binding on and inure to the benefit of MII and the successors and assigns of MII. MII shall not assign any rights under this Agreement to a Specially Designated National or Blocked Person. If a Specially Designated National or Blocked

Person acquires a Controlling Interest in MII, MVW shall have the right to terminate this Agreement immediately upon notice to Marriott.
(d)Except as otherwise expressly provided herein, Rewards may not assign this Agreement or assign any of its rights hereunder, or delegate any of its duties under this Agreement without MVW’s prior written consent which it may grant or withhold in its sole discretion, provided, however, that Rewards may without such consent assign this Agreement or any of its rights hereunder, or delegate any of its duties under this Agreement to any of MII’s Affiliates or in connection with an assignment by MII permitted hereunder. This Agreement will be binding on and inure to the benefit of each of the parties hereto, their successors and assigns, provided that the terms of this Section 17 shall have been met.
(e)MVW acknowledges that Marriott and its Affiliates operate as a multi-national business enterprise. Without limiting this Section 17, Marriott has the right to assign all or part of its rights under this Agreement to any of Marriott’s Affiliates and, in connection therewith, require MVW to pay amounts due under this Agreement to such Affiliates. However, if, as a result of any such assignment, MVW will be liable for greater Tax liability for payments due hereunder following such assignment, any resulting increase in Tax liability shall be borne by Marriott and not by MVW.
(f)MVW may not assign, mortgage, or grant a security interest in, or pledge as collateral, this Agreement, except as permitted hereunder. At MVW’s request, Marriott hereby agrees to provide to MVW’s lender a comfort letter that is substantially similar to the form of comfort letter that has been agreed to by the parties as of the Original Effective Date, so long as such lender is not an Affiliate of MVW and MVW is not in breach of any of its obligations under this Agreement. However, Marriott has no obligation to provide a “comfort letter” in connection with, or consent to, a transaction that would be prohibited by this Section 17. If a lender forecloses on, or otherwise exercises its rights against the interests of MVW in this Agreement, or MVW violates this Section 17, Marriott will have the right to pursue the remedies provided for in Section 11.
Section 18.MVW Associates.
(a)Marriott agrees that MVW associates (“MVW Associates”) shall be eligible to become Bonvoy Members (MVW Associates who become Bonvoy Members, “MVW Associate Bonvoy Members”). MVW Associate Rewards Members shall be subject to all Program Rules.
(b)All inquiries regarding Bonvoy Member accounts must be addressed to Marriott Guest Services. MVW Associates may not access their own Bonvoy Member accounts or the accounts of their friends and/or family members through Marriott systems including the Empower system.
(c)MVW has adopted and shall maintain a policy directed at preventing MVW Associates from engaging in fraudulent activity in connection with the Bonvoy Program. Among other things, this policy shall prohibit MVW Associates from accessing their own Bonvoy Member accounts or the accounts of their friends and/or family members through

Marriott systems. MVW shall provide a copy of this policy, and any changes thereto, to Marriott. MVW shall provide such assistance as Marriott reasonably requests in connection with Marriott’s efforts to determine whether any MVW Associate is engaging in fraudulent activity in connection with the Bonvoy Program.
Section 19.Notices.
(a)Subject to Section 19(b) below, all notices, requests, demands, statements, and other communications required or permitted to be given under the terms of this Agreement will be in writing, in the English language, and delivered by hand against receipt or carried by reputable overnight/international courier service, to the respective party at the following addresses
To Rewards, to:
Marriott Rewards, LLC
10400 Fernwood Road
Bethesda, MD 20817
Attention: SVP Global Loyalty; Dept. 302B
Facsimile: (301) 380-5133
with a copy (which shall not constitute notice) to:
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attention: Law Department/Hotel Operations
Dept. 52/923
To MII, to:
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attention: Chief Financial Officer
Dept. 52/924.11
Facsimile: (301) 380-5067
with a copy (which shall not constitute notice) to:
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attention: General Counsel
Dept. 52/923

To MVWC, to:
Marriott Vacations Worldwide Corporation
9002 San Marco Court
Orlando, FL 32819
Attention: President & Chief Executive Officer
Facsimile: (407) 206-6037
with a copy (which shall not constitute notice) to:
Marriott Vacations Worldwide Corporation
9002 San Marco Ct.
Orlando, FL 32819
Attention: General Counsel
Facsimile: (407) 513-6680
To MORI, to:
Marriott Ownership Resorts, Inc.
9002 San Marco Ct.
Orlando, FL 32819
Attention: President & Chief Executive Officer
Facsimile: (407) 206-6037
with a copy (which shall not constitute notice) to:
Marriott Ownership Resorts, Inc.
9002 San Marco Ct.
Orlando, FL 32819
Attention: General Counsel
Facsimile: (407) 513-6680
or at such other address as designated by notice from the respective party to the other parties. Any such notice or communication will be deemed to have been given at the date and time of: (i) receipt or first refusal of delivery if delivered by hand or (ii) two days after the posting thereof if sent via reputable overnight/international courier service.
(b)The parties may exchange routine information and invoices by regular mail or by e-mail, facsimile, or by making such information available to the other parties on the Internet, an extranet, or other electronic means.
Section 20.Governing Law; Jurisdiction. This Agreement is executed pursuant to, and will be interpreted and construed under the laws of New York, without regard to the conflict of laws provisions of such jurisdiction. Nothing in this Section 20 is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of New York or any other state which would not otherwise apply absent this Section 20. Each party hereto hereby expressly and irrevocably submits itself to the non-exclusive jurisdiction of the courts of New York for the purpose of resolving any Disputes under Section 29. So far as is permitted under the laws of New York, this consent to personal jurisdiction will be self-operative.
Section 21.WAIVER OF JURY TRIAL AND PUNITIVE AND EXEMPLARY DAMAGES. THE PARTIES AGREE THAT EACH PARTY HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE SPECIAL, CONSEQUENTIAL, PUNITIVE AND EXEMPLARY DAMAGES IN ANY ARBITRATION, LITIGATION, ACTION, CLAIM, SUIT OR PROCEEDING, AT LAW OR IN EQUITY, ARISING OUT OF, PERTAINING TO OR IN ANY WAY ASSOCIATED WITH THE COVENANTS, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT, THE RELATIONSHIPS OF THE PARTIES HERETO, THIS AGREEMENT, WHETHER AS “MARRIOTT” OR “MVW” OR OTHERWISE OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE FOREGOING.
Section 22.Third Party Rights. The provisions of this Agreement are solely for the benefit of the parties hereto, and are not intended to confer upon any person except the parties hereto, any rights or remedies hereunder. There are no third party beneficiaries of this Agreement and this Agreement will not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 23.Amendment. No agreement of any kind relating to the matters covered by this Agreement will be binding upon any party unless and until the same has been made in a written instrument that has been duly executed by all parties. This Agreement may only be amended in a written instrument that has been duly executed by all parties and may not be amended or modified by conduct manifesting assent and each party is hereby put on notice that any individual purporting to amend or modify this Agreement by conduct manifesting assent is not authorized to do so.
Section 24.Approvals, Consents and Waivers. Except as otherwise provided in this Agreement, approvals, designations, and consents required under this Agreement will not be effective unless evidenced by a writing signed by the duly authorized officer or agent of the party giving such approval or consent. No waiver, delay, omission, or forbearance on the part of a party hereto to exercise any right, option or power arising from any default or breach by the other party, or to insist upon strict compliance by the other party with any obligation or condition hereunder, will affect or impair the respective rights of a party hereto, with respect to any such default or breach or subsequent default or breach of the same or of a different kind. Any delay or omission of any party to exercise any right arising from any such default or breach will not affect or impair such party’s rights with respect to such default or breach or any future default or breach. No party will be liable to any other party for providing (or denying) any waiver, approval, consent, or suggestion to such other party in connection with this Agreement or by reason of any delay or denial of any request.

Section 25.Construction and Severability.
(a)Except as expressly provided to the contrary in this Agreement, each section, part, term and/or provision of this Agreement, including Section 31, will be considered severable; and if, for any reason any section, part, term, or provision is determined to be invalid, unenforceable or contrary to, or in conflict with, any existing or future laws, regulations, ordinances, rules, orders, decrees, and requirements of any governmental authority (“Applicable Law”) or by an arbitral tribunal, a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect upon, such other sections, parts, terms, and provisions of this Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto. To the extent possible, such invalid or unenforceable sections, parts, terms, or provisions will be deemed to be replaced with a provision that is valid and enforceable and most nearly reflects the original intent of the invalid or unenforceable provision.
(b)No right or remedy conferred upon or reserved to a party hereto by this Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.
(c)When this Agreement provides that any party may take or refrain from taking any action or exercise discretion, such as rights of approval or consent, or to modify the Bonvoy Program or any part of it, or to make other determinations or modifications under this Agreement, such party may do so from time to time.
(d)Unless otherwise stated, references to Sections are to Sections of this Agreement.
(e)Unless otherwise stated, references to Exhibits are to Exhibits to this Agreement, and all of such are incorporated by reference into this Agreement.
(f)Words importing the singular include the plural and vice versa as the context may imply. Words importing a gender include each gender as the context may imply.
(g)Unless otherwise stated, references to days, months, and years are to calendar days, calendar months, and calendar years, respectively.
(h)The words “include,” “included” and “including” will be terms of enlargement or example (meaning that, for instance, “including” will be read as “including but not limited to”) and will not imply any restriction or limitation unless the context clearly requires otherwise.
(i)Captions and section headings are used for convenience only. They are not part of this Agreement and will not be used in construing it.
(j)The Recitals are incorporated in and made part of this Agreement.

Section 26.Independent Contractor. This Agreement does not create a fiduciary relationship between Marriott and MVW. Marriott and MVW are independent contractors, and nothing in this Agreement is intended to constitute either MVW or Marriott as an agent, legal representative, subsidiary, joint venturer, partner, manager, employee, or servant of the other for any purpose. Nothing in this Agreement authorizes any party to make any contract, agreement, warranty, or representation on any other party’s behalf or to incur any debt or other obligation in any other party’s name.
Section 27.Arbitration.
(a)Except as otherwise specified in this Agreement, any dispute, controversy, or claim arising out of or relating to this Agreement, or the making, breach, termination, or invalidity of this Agreement, or the relationship created thereby (a “Dispute”) or any other matter concerning any aspect of the relationship of the parties will be finally settled, by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, except as modified herein (the “AAA Rules”), conducted in Washington, D.C.
(b)There will be three (3) arbitrators. If there are only two (2) parties to the arbitration, each of Marriott and MVW will appoint one (1) arbitrator within twenty (20) days after receipt by respondent of a copy of the demand for arbitration. For purposes of this Section 27, Marriott and its Affiliates, on one hand, and MVW and its Affiliates, on the other hand, will each be deemed to be one (1) party. The two (2) party-appointed arbitrators will have twenty (20) days from the appointment of the second (2nd) arbitrator to agree on a third (3rd) arbitrator who will chair the arbitral tribunal. Any arbitrator not timely appointed by the parties under this Section 27(b) will be appointed in accordance with AAA Rule R.11, and in any such procedure, each party will be given a limited number of strikes, excluding strikes for cause.
(c)Any Dispute to be settled by arbitration under this Section 27 will at the request of MVW or Marriott be resolved in a single arbitration before a single tribunal together with any Dispute arising out of or relating to this Agreement or any other agreement (including any other Transaction Agreements) between or among MVW and their respective Affiliates on the one hand and Marriott or its Affiliates on the other. If there are multiple claimants and/or multiple respondents to the effect that there are more than two (2) parties to the arbitration, all claimants and/or all respondents will attempt to agree upon their respective appointments. If such multiple parties fail to nominate an arbitrator within thirty (30) days, the AAA will appoint an arbitrator on their behalf. In such circumstances, any existing nomination of the arbitrator chosen by the party or parties on the other side of the proposed arbitration will be unaffected, and the remaining arbitrators will be appointed in accordance with AAA Rules R. 12 and R. 13.
(d)Any controversy concerning whether a Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 27 will be determined by the arbitrators.
(e)The decision of the arbitral tribunal will be final and binding upon the parties, and such decision will be enforceable through any courts having jurisdiction. The arbitral tribunal will have no authority to amend or modify the terms of this Agreement. The arbitral tribunal may award or include in their award any relief they deem proper in the circumstances, including money damages (with Interest on unpaid amounts from the date due), specific performance and legal fees and costs in accordance with this Agreement; however, the arbitral tribunal may not award special, punitive, consequential or exemplary damages. The costs and expenses of arbitration will be allocated and paid by the parties as determined by the arbitral tribunal. The arbitral tribunal will have the authority to make such orders granting interim or provisional relief during the pendency of the arbitration as it deems just and equitable. Any such order will be without prejudice to the final determination of the controversy.
(f)The parties will use their reasonable best efforts to encourage the arbitrators to resolve any arbitration related to any Dispute as promptly as practicable. Subject to Applicable Law, including disclosure or reporting requirements, or the parties’ agreement, the parties will maintain the confidentiality of the arbitration. Unless agreed to by all the parties or required by Applicable Law, including disclosure or reporting requirements, the arbitrators and the parties will maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.
(g)Any arbitration proceeding under this Agreement will be conducted on an individual (not a class-wide) basis and will not be consolidated with any other arbitration proceedings to which Marriott is a party, except as specified below. No decision on any matter in any other arbitration proceeding in which Marriott is a party will prevent any party to the arbitration proceeding from submitting evidence with respect to the same or a similar matter or prevent the arbitral tribunal from rendering an independent decision without regard to such decision in such other arbitration proceeding.
(h)Marriott or MVW may, without waiving any rights it has under this Agreement, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property.
(i)The provisions of this Section 27 will survive the expiration or termination of this Agreement.
Section 28.Expert Resolution. Where this Agreement calls for a matter to be referred to an Expert for determination, the following provisions shall apply:
(a)The use of an Expert shall be the exclusive remedy of the parties and no party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise. Recognition and enforcement of any decision or award rendered by the Expert may be sought in any court of competent jurisdiction.
(b)If any party calls for a determination by an Expert in accordance with the terms of this Agreement, the parties shall have ten (10) days from the date of such request to agree upon and appoint an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of an Expert, and within ten (10) days of such respective selections, the two (2) respective Experts so selected shall select a third (3rd) Expert.

If either party fails to make its respective selection of an Expert within the specified period, then the other party’s selection shall be the Expert. If the two (2) respective Experts selected by the parties fail to select a third (3rd) Expert, then the third Expert shall be appointed by the AAA. Any dispute to be determined by the Expert pursuant to this Section shall, at the request of either party, be resolved in a single Expert proceeding before the same Expert(s) together with any dispute to be determined by an Expert arising out of or relating to this Agreement. In the event there is more than one (1) Expert, then the decision of Experts shall be determined by a majority vote.
(c)Each party shall be entitled to make written submissions to the Expert(s), and if a party makes any submission, it shall also provide a copy to the other parties and the other parties shall have the right to comment on such submission within the time periods established pursuant to Section 28(e). During the period beginning with the appointment of an Expert or the appointment of three (3) Experts pursuant to Section 28(b) and continuing until an Expert determination is rendered, no party shall communicate with any of the Experts regarding the subject matter submitted for determination without disclosing the content of any such communication to the other parties. The parties shall make available to the Expert(s) such books and records relating to the issue in dispute and shall render to the Expert(s) any assistance requested of the parties. The costs of the Expert(s) and the proceedings shall be borne as directed by the Expert(s) unless otherwise provided for herein.
(d)The Expert(s) shall decide the matter referred for determination by applying the terms, conditions and standards set forth in this Agreement regarding such matter.
(e)The terms of engagement of the Expert(s) shall include an obligation on the part of the Expert(s) to: (i) notify the parties in writing of the decision within thirty (30) business days from the date on which the Expert (or the last Expert, if there are three (3)) has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.
Section 29.Injunctive Relief. Marriott or MVW will be entitled to injunctive or other equitable relief from a court of competent jurisdiction for any actual or threatened breach or violation of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or irreparable harm, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement for which such relief is an available remedy.
Section 30.Costs of Enforcement. If for any reason it becomes necessary for any party to initiate any legal or equitable action to secure or protect its rights under this Agreement, the prevailing party will be entitled to recover all costs incurred by it in successfully enforcing such rights, including reasonable lawyers’ fees. If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the court or arbitrator(s).

Section 31.Indemnification.
(a)Each of MVW and Marriott (each, an “Indemnifying Party” as applicable) will, and hereby does, indemnify, defend, and hold harmless the other party and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns (each, an “Indemnified Party”), from and against all losses, costs, liabilities, damages, claims, and expenses of every kind and description, including allegations of negligence by such Indemnified Party, to the fullest extent permitted by Applicable Law, and including reasonable lawyers’ fees, arising out of or resulting from any breach by the Indemnifying Party of any representation or warranty or covenant or agreement made by the Indemnifying Party in this Agreement.
(b)MVW or Marriott, as applicable, on behalf of the Indemnified Party, will promptly give notice to the Indemnifying Party of any action, suit, proceeding, claim, demand, inquiry, or investigation related to the foregoing for which the Indemnified Party may seek indemnification hereunder and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 31 except to the extent that the Indemnifying Party is materially prejudiced by such failure. Under no circumstances will an Indemnified Party be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss will in no way reduce the amounts recoverable from an Indemnifying Party by an Indemnified Party hereunder. The parties’ obligations under this Section 31 will survive the termination or expiration of this Agreement.
(c)MVW shall indemnify Marriott and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns from and against all losses, costs, liabilities, damages, claims, and expenses of every kind and description, arising out of or resulting from fraudulent activity by MVW Associates in connection with the Bonvoy Program.
Section 32.Reasonable Business Judgment. Unless Marriott has reserved “sole discretion,” Marriott will use its reasonable business judgment when discharging its obligations or exercising its rights or discretion under this Agreement. MVW agrees that Marriott, in the exercise of its reasonable business judgment, may act with the intention to benefit the Bonvoy Program and Marriott’s business as a whole. MVW will have the burden of establishing that Marriott failed to exercise reasonable business judgment, and neither the fact that Marriott benefited economically from an action nor the existence of other “reasonable” or “commercially reasonable” alternatives will, by themselves, imply such a failure. To the extent that any implied covenant, such as the implied covenant of good faith and fair dealing, or civil law duty of good faith is applied to this Agreement, Marriott and MVW intend that Marriott will not have violated such covenant or duty if Marriott has exercised reasonable business judgment.
Section 33.Counterparts; Authorization of Authority.
(a)This Agreement may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which will constitute, collectively, one agreement. Delivery of an executed signature page to this Agreement by electronic transmission will be effective as delivery of a manually signed counterpart of this Agreement.
(b)As of the date of this Agreement, this Agreement, including all exhibits and attachments, the Services Manual and the Transaction Agreements contain the entire agreement between the parties as it relates to the Bonvoy Program and Bonvoy Points. This is a fully integrated agreement.
(c)Each party represents, warrants and covenants that: (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; (ii) it and its Affiliates have and will continue to have the ability to perform its obligations under this Agreement; and (iii) it has and will continue to have all necessary power and authority to execute and deliver this Agreement.
(d)Each party represents, warrants and covenants that the execution and delivery of this Agreement and the performance by such party of its obligations hereunder: (i) have been duly authorized by all necessary action; (ii)  do not require the consent, vote, or approval of any third parties (including lenders) except for such consents as have been properly obtained; and (iii) do not and will not contravene, violate, result in a breach of, or constitute a default under (A) its certificate of formation, operating agreement, articles of incorporation, by-laws, or other governing documents, (B) any Applicable Law; or (C)  any agreement, indenture, contract, commitment, restriction or other instrument to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound.
(e)Each party represents and warrants that all information provided in connection with this Agreement is true, correct and complete as of the time made and as of the Effective Date, regardless of whether such information was provided by such party or one of its Affiliates, or by a third party on behalf of such party, unless such has notified the other party hereto of a change in the information and the other party has approved the change.
Section 34.[Reserved]
Section 35.Vistana Affiliation Agreement/Starwood License Agreement. This Agreement consolidates, amends and restates the terms of the MVC Affiliation Agreement and the Vistana Affiliation Agreement in their entirety as of the Effective Date and supersedes the MVC Affiliation Agreement and the Vistana Affiliation Agreement as of the Effective Date.
(b)Pursuant to the Merger Letter Agreement, Marriott and MVW agreed, among other things, to amend the Marriott License Agreement and related agreements to encompass the Sheraton, Westin, St. Regis and The Luxury Collection brands and the Licensed Unbranded Properties (as defined in the Starwood License Agreement). The parties anticipate that this integration and combination will occur in steps and phases and will ultimately be incorporated into the Combination Amendment (as defined in the Merger Letter Agreement). Until such time as the Combination Amendment is executed, the following additional definitions shall apply to this Agreement:
(i) the terms “Licensed Destination Club Business” and “Licensed Business” shall include the “Licensed Business” as defined in the Starwood License Agreement, provided,

however, that for the avoidance of doubt, the terms “Licensed Destination Club Business” and “Licensed Business” as used in this Agreement shall not include Ritz-Carlton Destination Club properties, provided, further, however, that any Destination Club Units or Residential Units in Existing Projects (as defined in the Ritz-Carlton License Agreement) that are included as part of Licensed Destination Club Products under the Marriott License Agreement will be deemed to be Licensed Destination Club Units for purposes of this Agreement;
(ii) “Licensed Destination Club Products” shall include the “Licensed Vacation Ownership Interests” as defined in the Starwood License Agreement;
(iii) “Licensed Destination Club Units” shall include the “Licensed Vacation Ownership Units” as defined in the Starwood License Agreement;
(iv) “Licensed Unbranded Destination Club Products” shall mean the “Licensed Unbranded Vacation Ownership Interests” as defined in the Starwood License Agreement;
(v) “Licensee Confidential Information” shall include the “Vistana Confidential Information” as defined in the Starwood License Agreement;
(vi) “Licensor Confidential Information” shall include the “Starwood Confidential Information” as defined in the Starwood License Agreement; and
(vii) “Designated Affiliate” means only those Affiliates of MVW that operate the Licensed Destination Club Business.  “Designated Affiliate” specifically excludes Interval International, LLC and any other Affiliate of MVW not engaged in operating the Licensed Destination Club Business.
Section 36.Currency; Place of Payment. All amounts payable to MVW or MII or their respective Affiliates under this Agreement or any other Transaction Agreement (including any judgment or arbitral award) must be paid in United States Dollars.
(b)Payments due to any party hereto or their respective Affiliates, unless otherwise agreed, will be paid by wire transfer of immediately available funds, as applicable, in the United States to the accounts designated by the receiving party.
(c)Any amount to be paid or reimbursed under this Agreement to MVW or MII or their respective Affiliates for reimbursable expenses shall be made free and clear and without deduction for any Taxes so that the amount actually received in respect of such payment (after payment of Taxes) equals the full amount stated to be payable in respect of such payment. To the extent any Applicable Law requires or allows deduction, payment or withholding of Taxes to be paid by the paying party directly to a governmental authority, the paying party must account for and pay such amounts promptly and provide to the receiving party receipts or other proof of such payment promptly upon receipt.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the Effective Date.

MARRIOTT INTERNATIONAL, INC.
By:	/s/ Timothy Grisius
Name: Timothy Grisius
Title: Global Real Estate Officer

MARRIOTT REWARDS, LLC
By:	/s/ Timothy Grisius
Name: Timothy Grisius
Title: Authorized Signatory

MARRIOTT VACATIONS WORLDWIDE CORPORATION
By:	/s/ Ralph Lee Cunningham
Name: Ralph Lee Cunningham
Title:	Executive Vice President & Chief Operating Officer - Vacation Ownership

MARRIOTT OWNERSHIP RESORTS, INC.
By:	/s/ Ralph Lee Cunningham
Name: Ralph Lee Cunningham
Title:	Executive Vice President & Chief Operating Officer - Vacation Ownership

    1

SOLELY FOR THE PURPOSE OF ACKNOWLEDING THE CONSOLIDATION, AMENDMENT AND RESTATEMENT OF THE VISTANA AFFILIATION AGREEMENT:

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC.
By:	/s/ Timothy Grisius
Name: Timothy Grisius
Title: Global Real Estate Officer

PREFERRED GUEST, INC.
By:	/s/ Timothy Grisius
Name: Timothy Grisius
Title: Global Real Estate Officer

VISTANA SIGNATURE EXPERIENCES, INC.
By:	/s/ Ralph Lee Cunningham
Name: Ralph Lee Cunningham
Title: President & Chief Executive Officer

[MARRIOTT BONVOY AFFILIATION AGREEMENT]

Exhibit A

POINTS ISSUED	RATE
•For Exchange/Sales Uses
The MVW charge per 1,000 Bonvoy Points, calculated to the hundredth of a U.S. dollar, is an amount equal to (x) the MHR Funding Rate (as defined below), increased or decreased, as applicable, by (y) (i) the difference in the MI Breakage Rate and the MVW Breakage Rate, divided by (ii) the MI Usage Rate and increased or decreased, as applicable, by (z) the MVW Redemption Premium (this rate, the “MVW Base Funding Rate”).
For the three fiscal year period beginning on December 31, 2020, the funding rate for MHR Hotels (the “MHR Funding Rate”) is calculated by dividing Bonvoy Points funding received for the MHR Brand from (i) Bonvoy Points issued at the standard chargeout rate (“Standard Points”) and (ii) Bonus Points (as defined below), by the number of Bonvoy Points issued in each of these categories over the Measuring Period (“MHR Funding Points”). The MHR Funding Rate will be calculated to the hundredth of a U.S. dollar and will be recalculated every three fiscal years based on the MHR Funding Points issued in the most recently completed Measuring Period in the formula set forth above, and such recalculated amount shall be used for the following three fiscal years.
To the extent either the standard chargeout rate or the Bonus Point Funding Rate (as defined below) used in the calculation of the MHR Funding Rate is changed at any time during the term of this Agreement, the MHR Funding Rate shall be changed accordingly (such adjusted rate, the “Adjusted MHR Funding Rate”), and the MVW Base Funding Rate will be recalculated accordingly effective as of the same date the new standard chargeout rate becomes effective. The recalculated MVW Base Funding Rate would be equal to (x) the Adjusted MHR Funding Rate increased or decreased, as applicable, by (y) the difference in the MI Breakage Rate and the MVW Breakage Rate, divided by (ii) the MI Usage Rate and increased or decreased, as applicable, by (z) the MVW Redemption Premium. For clarification, the MI Breakage Rate, MVW Breakage Rate and MVW Redemption Premium used for

[MARRIOTT BONVOY AFFILIATION AGREEMENT]

POINTS ISSUED	RATE

such calculation shall be those used in the most recent calculation of the MVW Base Funding Rate.
The Adjusted MHR Funding Rate shall be calculated by dividing Bonvoy Points funding that would have been received during the Measuring Period for the MHR Brand from (i) Standard Points issued at the standard chargeout rate (which rate shall be the changed standard chargeout rate, if applicable) and (ii) Bonus Points issued at the Bonus Points Funding Rate (which rate shall be the changed Bonus Points Funding Rate, if applicable), by the number of MHR Funding Points. For clarification, the Standard Points, Bonus Points and MHR Funding Points used for such calculation shall be those used in the most recent calculation of the MHR Funding Rate.
"Measuring Period" is defined as the 3 fiscal year period that ends as of the day preceding the first day of such subsequent 3 year period. The current 3 fiscal year period ends December 31, 2020.
The "MVW Breakage Rate" is the MVW breakage rate as determined in the Marriott liability calculation. The Marriott liability calculation determines an estimated lifetime usage of Bonvoy Points issued for Exchanges/Sales Uses through an analysis of historical point usage by year. The most recent years in the analysis are included in calculating a weighted average of redemption use for the life of the Bonvoy Points issued for Exchanges/Sales Uses, which is used to project future usage of Bonvoy Points issued for Exchanges/Sales Uses by year. From this projected usage by year, an aggregate "Ultimate Redemption Ratio" (the "URR") expressed as a percentage is developed. The MVW Breakage Rate is equal to 100% minus the URR.
The "MI Breakage Rate" is the MI breakage rate as determined in the Marriott liability calculation. The Marriott liability calculation determines an estimated lifetime usage of Bonvoy Points issued to Marriott customers through an analysis of historical point usage by year. From this projected usage by year, an aggregate "Marriott Ultimate Redemption Ratio" expressed as a percentage (the "Marriott Ultimate Redemption Ratio") is developed The Marriott Ultimate Redemption Ratio is also

Exhibit A – Page 2

POINTS ISSUED	RATE

known as the MI Usage Rate (the "MI Usage Rate"). The MI Breakage Rate is a percentage equal to 100% minus the MI Usage Rate. The MI Breakage Rate and the MI Usage Rate will be calculated to the tenth of a percent.
The "MVW Redemption Premium" will be: (x) the difference between the Actual Redemption Cost and the MHR Funding Rate adjusted by the MVW Breakage Rate; divided by (y) the MHR Funding Rate adjusted by the MVW Breakage Rate.
The "Actual Redemption Cost" is: (x) the sum of: (i) the actual redemption costs of Bonvoy Points redeemed by MVW customers (other than Bonvoy Points redeemed for hotel stays) during the Measuring Period, plus (ii) 105% of the actual redemption cost of Bonvoy Points redeemed by MVW customers for hotel stays during the Measuring Period plus (iii) related overhead costs divided by (y) the number of Bonvoy Points redeemed by MVW customers during the Measuring Period.
The MVW Redemption Premium will be calculated to the hundredth of a percent and will be recalculated every three fiscal years by using the actual redemption costs for the most recently completed prior three fiscal years in the formula set forth above and such recalculated amount shall be used for the following three fiscal years.
The MVW Breakage Rate will be calculated to the tenth of a percent and will be recalculated every three fiscal years based on the relative breakage experience for MVW and the Bonvoy Program as of the most recently completed fiscal years, and such recalculated amount shall be used for the following three fiscal years.

•All Permitted Uses other than Qualifying Stays and Exchange/Sales Uses
The rate charged to MHR Hotels for Bonvoy Points issued other than for hotel stays or Marriott Bonvoy Events (referred to as “Bonus Points”) at the time such Bonvoy Points are issued (such rate, the “Bonus Point Funding Rate”).

•Qualifying Stays	The standard chargeout rate for purchasing Bonvoy Points or Airline Miles charged to MHR Hotels for hotel stays at the time such Bonvoy Points or Airline Miles are issued.
Exhibit A – Page 3

Schedule 1(e)

Exempted MVW Properties

1. 47 Park Street – Grand Residences by Marriott, London, England
2.Marriott Vacation Club at The Empire Place, Bangkok, Thailand
3.Harborside at Atlantis, Paradise Island, Bahamas
4.Ritz-Carlton Destination Club properties, St. Regis Residence Club properties and Luxury Collection properties are excluded from “Participating Brands” under the Bonvoy Terms & Conditions except as an earning partner for Elite Night Credit.

Exhibit A – Page 4